Exhibit 10.45
RESTRICTED STOCK UNIT AGREEMENT
(Unum Group 2022 Stock Incentive Plan)
THIS AGREEMENT (this “Agreement”), dated as of [Grant Date], is entered into by and between Unum Group, a Delaware corporation (the “Company”), and [Participant Name] (the “Employee”).
W I T N E S S E T H
In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:
1.Grant, Vesting and Forfeiture of Restricted Stock Units.
(a)Grant. Subject to the provisions of this Agreement and to the provisions of the Unum Group 2022 Stock Incentive Plan (as the same may be amended, the “Plan”), the Company hereby grants to the Employee, as of [Grant Date] (the “Grant Date”), [Quantity Granted] Restricted Stock Units (the “Restricted Stock Units”), each with respect to one share of common stock of the Company, par value $0.10 per Share. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.
(b)Vesting During the Restriction Period. Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest and no longer be subject to any restriction on the anniversaries of the Grant Date set forth below (the period during which restrictions apply, the “Restriction Period”):

Vesting Dates (Anniversaries of Grant Date)	Percentage of Total Grant Vesting
First Anniversary	33%
Second Anniversary	33%
Third Anniversary	34%
(c)Termination of Employment.
(i)Upon the Employee’s Termination of Employment for any reason (other than as specified in Section 1(c)(ii) or 1(c)(iii) below) during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited. For the avoidance of doubt, a Termination of Employment due to the Employee’s Retirement shall be an event giving rise to a forfeiture described in this Section 1(c)(i).
(ii)Upon the Employee’s Termination of Employment during the Restriction Period due to the Employee’s death or Disability, the restrictions applicable to the Restricted Stock Units shall lapse, and such Restricted Stock Units shall become free of all restrictions and become fully vested.
(iii)Upon the Employee’s Termination of Employment during the Restriction Period by the Company as a result of job elimination or requalification, the Employee shall vest in a number of Restricted Stock Units subject to each tranche that has not vested as of the date of the Termination of Employment equal to the product of (x) the number of Restricted Stock Units subject to such tranche that has not vested as of the date of the Termination of Employment and (y) a fraction, the numerator of which is the number of full and partial months that have lapsed from the Grant Date until the date of the Termination of Employment and the denominator of which is the total number of months in the Restriction Period applicable to such tranche.
(iv)For purposes of this Agreement, employment with the Company shall include employment with the Company’s Affiliates and successors. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Employee’s employment at any time.
2.Settlement of Units.
Subject to Section 8 (pertaining to the withholding of taxes), as soon as practicable after the date on which the Restriction Period expires, and in no event later than 30 days after such date, the Company shall deliver to the Employee or his or her personal representative, in book-position or certificate form, one Share that does not bear any restrictive legend making reference to this Agreement for each Share subject to the Restricted Stock Unit. Notwithstanding the foregoing, the Company shall be entitled to hold the Shares issuable upon settlement of Restricted Stock Units that have vested until the Company shall have received from the Employee a duly executed Form W-9 or W-8, as applicable.
3.Nontransferability of the Restricted Stock Units.
During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Section 2 above, the Restricted Stock Units and Shares covered by the Restricted Stock Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise; provided, however, that nothing in this Section 3 shall prevent transfers by will or by the applicable laws of descent and distribution. Any purported or attempted transfer of such Restricted Stock Units or Shares in contravention of this Section 3 shall be null and void.
4.Rights as a Stockholder.
The Employee shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units (including, without limitation, any voting rights); provided that with respect to any dividends paid on Shares while the Restricted Stock Units remain outstanding, such dividends will be notionally accounted for and shall vest and be settled in cash at such time as the underlying Restricted Stock Units vest and are settled.
5.Adjustment; Change in Control.
In the event of certain transactions during the Restriction Period, the Restricted Stock Units shall be subject to adjustment as provided in Section 3(d) of the Plan or any applicable successor provision under the Plan. Notwithstanding anything in Section 1 to the contrary: (a) upon the occurrence of a Change in Control, unless a Replacement Award is granted in respect of the Restricted Stock Units (in which case this clause (a) shall not apply), the restrictions applicable to the Restricted Stock Units shall lapse and such Restricted Stock Units shall become free of all restrictions and fully vested as of such Change in Control and shall be settled as soon as practicable following the date of such Change in Control (but not later than 30 days thereafter); and (b) if a Replacement Award is granted in respect of the Restricted Stock Units in connection with such Change in Control, upon a Termination of Employment of the Employee occurring upon or during the two years immediately following the date of such Change in Control by reason of death or Disability, by the Company without Cause, or by the Employee for Good Reason (as defined in the Plan, except that if the Employee is covered by a separate written plan or agreement providing for payments upon a Termination of Employment for Good Reason upon or within two years following a Change in Control, then as such term (or a similar term) is defined in such plan or agreement), the restrictions applicable to such Replacement Award, to the extent not vested as of such Termination of Employment, shall lapse, and such Replacement Award shall become free of all restrictions and fully vested and shall be settled as soon as practicable following the date of Termination of Employment (but not later than 30 days thereafter); provided, however, that any Restricted Stock Units that constitute “nonqualified deferred compensation” as defined under Section 409A of the Code shall, to the extent necessary to avoid the imposition of penalty taxes under Section 409A of the Code, not be so settled unless the Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code (it being understood that nothing in this Section 5 shall preclude the Company from settling upon a Change in Control any Restricted Stock Units that are not replaced by a Replacement Award, to the extent effectuated in accordance with Treasury Reg. § 1.409A-3(j)(4)(ix)).
6.Payment of Transfer Taxes, Fees and Other Expenses.
The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Employee in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
7.Other Restrictions.
(a)The Restricted Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares related thereto upon any securities exchange or under any applicable law is required, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the grant of Restricted Stock Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
(b)If the Employee is an insider as described under the Company’s Insider Trading Policy (as in effect from time to time and any successor policies), the Employee shall be required to obtain pre-

clearance from the General Counsel or Securities Counsel of the Company prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the Restricted Stock Units, and may be prohibited from selling such securities other than during an open trading window. The Employee further acknowledges that, in its discretion, the Company may prohibit the Employee from selling such securities even during an open trading window if the Company has concerns over the potential for insider trading.
8.Taxes and Withholding.
No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local or foreign income, employment or other tax purposes with respect to any Restricted Stock Units, the Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 8, and the Company shall, to the extent permitted by law, have the unilateral right to deduct any such taxes from any payment otherwise due to the Employee, including deducting such amount from the delivery of shares upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.
9.Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement.
(a)The Employee acknowledges that during the course of employment or engagement with the Company and its Affiliates the Employee has received and will continue to have access and exposure to secret and proprietary information, including but not limited to information about the Company’s and its Affiliates’ business, business practices and processes, customers, and prospective customers, the value of which is derived in part from the fact that the information is not generally known to the public (“Confidential Information”). The Employee acknowledges that the Company and its Affiliates have spent significant time, effort and resources protecting the Confidential Information and that the Confidential Information has contributed to customer goodwill and is of significant competitive value to the Company and its Affiliates in the businesses in which they compete, and that the use or disclosure, even if inadvertent, of the Confidential Information to or for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company and its Affiliates. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company and its Affiliates, to protect the Confidential Information against inappropriate use or disclosure, and in consideration of the grant of and the opportunity to vest in the Restricted Stock Units in accordance with the provisions of this Agreement, the Employee hereby covenants and agrees to comply with the confidentiality, non-competition, non-solicitation and non-disparagement provisions set forth in this Section 9(a) (collectively, the “RSU Restrictions”). Except to the extent expressly provided otherwise below, the Employee agrees to comply with the RSU Restrictions for the period commencing on the Grant Date and extending through the date that is 12 months following the Employee’s Termination of Employment for any reason (such period, the “RSU Restricted Period”).
(i)The Employee will use Confidential Information gained during employment or engagement with the Company or any Affiliate for the benefit of the Company only and, without the prior written consent of the Company, shall not, at any time during the RSU Restricted Period or thereafter, directly or indirectly, divulge, reveal or communicate any Confidential Information to any person or entity whatsoever, or use any Confidential Information for the Employee’s own benefit or for the benefit of others, other than as required by law or legal process. For purposes of the foregoing, Confidential Information shall not include information that was or is available to the Employee on a non-confidential basis from a source other than the Company or becomes generally available to the public, other than as a result of disclosure by the Employee.
(ii)The Employee shall not, at any time during the RSU Restricted Period, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by, consult with, render services for, or be connected in any other manner with, any Competing Business, whether for compensation or otherwise. For the purposes of this Agreement, a “Competing Business” shall be any business in the United States which is engaged in the sale or provision of employee benefits or other products or services of the type offered by the Company or its Affiliates (including, without limitation, life, critical illness, income protection, disability, accident, dental, vision, hospital indemnity, and medical stop-loss insurance products, absence management services, and technological products or services provided by the Company’s solutions business), unless the Employee’s primary duties and responsibilities with respect to such business are not related to the management, operation or provision of such products or services. Notwithstanding the requirements of this paragraph, the Employee shall not be prohibited from owning less than 1% of any publicly traded corporation, whether or not such corporation is deemed to be a Competing Business.

(iii)The Employee shall not, at any time during the RSU Restricted Period, without the prior written consent of the Company, directly or indirectly, either for the Employee’s own benefit or purpose or for the benefit or purpose of any other person or entity, solicit, assist, or induce any Covered Employee to terminate his or her relationship with the Company or its Affiliates (regardless of who first initiates the communication), or help another person or entity evaluate any Covered Employee as an employment candidate, or offer to employ, call on, or actively interfere with the Company’s or any Affiliate’s relationship with any Covered Employee, provided that this paragraph shall not prohibit general solicitations in the form of classified advertisements or the like in newspapers, on the internet, or in other media. For purposes of this Agreement, “Covered Employee” means an individual who is an employee, representative, or officer of the Company or any Affiliate at the time of the solicitation, assistance, or inducement or as of the date of the Employee’s Termination of Employment.
(iv)The Employee shall not, at any time during the RSU Restricted Period, without the prior written consent of the Company, directly or indirectly, either for the Employee’s own benefit or purpose or for the benefit or purpose of any other person or entity, use any Confidential Information to solicit or accept any business from any customers of the Company or any Affiliate, or any broker with regard to customers of the Company or any Affiliate (regardless of who first initiates the communication), whom the Employee serviced, solicited or had contact with while employed or engaged by the Company or any Affiliate.
(v)The Employee shall not, at any time during the RSU Restricted Period, directly or indirectly, disparage or make any statement, oral or written, public or in private, which is reasonably foreseeable as harming the Company’s or any Affiliate’s business interests or impacts negatively on the Company’s or any Affiliate’s business reputation or reputation in the community. Nothing in this paragraph will be construed to prevent the Employee from (x) truthfully communicating with or responding to a request for information from a federal, state, administrative agency or court or (y) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful.
(b)Any termination of the Employee’s employment or the termination or expiration of this Agreement shall have no effect on the continuing operation of this Section 9.
(c)The terms and provisions of this Section 9 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Employee’s future employment imposed by this Section 9 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 9 unreasonable in duration or geographic scope or otherwise, the Employee and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
(d)The Employee acknowledges and agrees that any breach or threatened breach of the RSU Restrictions will result in substantial, continuing and irreparable injury to the Company and/or its Affiliates. Therefore, in addition to any other remedy that may be available to the Company and/or its Affiliates, the Company and/or its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of such provisions, and to specific performance of each of the terms thereof in addition to any other legal or equitable remedies that the Company or any Affiliate may have.

10.Notices.
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:
At the most recent address
on file at the Company
If to the Company:
Unum Group
1 Fountain Square
Chattanooga, Tennessee 37402
Attention: Executive Compensation, Human Resources
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 10. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Employee consents to electronic delivery of documents required to be delivered by the Company under the securities laws.
11.Effect of Agreement.
This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
12.Laws Applicable to Construction; Consent to Jurisdiction.
The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.
13.Severability.
The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
14.Conflicts and Interpretation.
In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan. The Employee hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions thereof. The Employee and the Company each acknowledge that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties or either of them, with respect to the subject matter hereof.
15.Amendment.
The Company may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Employee without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.Section 409A.
It is the intention of the Company that the Restricted Stock Units shall either (a) not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code, or (b) comply in all respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, such that no delivery of or failure to deliver Shares pursuant to this Agreement will result in the imposition of taxation or penalties as a consequence of the application of Section 409A of the Code. Restricted Stock Units that (i) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (ii) vest as a consequence of the Employee’s termination of employment shall not be delivered until the date that the Employee incurs a “separation from service” within the meaning of Section 409A of the Code (or, if the Employee is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service”). If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may make such an amendment, notwithstanding Section 15 above, effective as of the Grant Date or any later date, without the consent of the Employee.
17.Headings.
The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
18.Counterparts.
This Agreement may be executed in counterparts, which together shall constitute one and the same original.
19.Waiver and Release.
In consideration for the granting of the Restricted Stock Units, the Employee hereby waives any and all claims whether known or unknown that the Employee may have against the Company and its Subsidiaries and Affiliates and their respective directors, officers, shareholders, agents or employees arising out of, in connection with or related to the Employee’s employment, except for (1) claims under this Agreement, (2) claims that arise after the date hereof and obligations that by their terms are to be performed after the date hereof, (3) claims for compensation or benefits under any compensation or benefit plan or arrangement of the Company and its Subsidiaries and Affiliates, (4) claims for indemnification respecting acts or omissions in connection with the Employee’s service as a director, officer or employee of the Company or any of its Subsidiaries and Affiliates, (5) claims for insurance coverage under directors’ and officers’ liability insurance policies maintained by the Company or any of its Subsidiaries or Affiliates, (6) any right the Employee may have to obtain contribution in the event of the entry of judgment against the Company as a result of any act or failure to act for which both the Employee and the Company or any of its Subsidiaries or Affiliates are jointly responsible, or (7) claims under the California Fair Employment and Housing Act. The Employee waives any and all rights under the laws of any state (expressly including but not limited to Section 1542 of the California Civil Code), which is substantially similar in wording or effect as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the Release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
This waiver specifically includes all claims under the Age Discrimination in Employment Act of 1967, as amended. The Employee acknowledges that the Employee (a) has been advised to consult an attorney in connection with entering into this Agreement; (b) has 21 days to consider this waiver and release; and (c) may revoke this waiver and release within seven days of execution upon written notice to Legal Counsel, Employment and Labor, Law Department, Unum Group, 1 Fountain Square, Chattanooga, Tennessee 37402. The waiver and release will not become enforceable until the expiration of the seven-day period. If the waiver and release is revoked during such seven-day period, the grant shall be void and of no further effect.
20.Clawback.
Notwithstanding any provisions in this Agreement to the contrary, the Employee hereby acknowledges and agrees that any Shares or other amounts paid or provided to the Employee pursuant to this Agreement (including any gains realized on Shares issued pursuant to this Agreement), which Shares or amounts are subject to recovery for any reason under any law, government regulation, stock exchange listing requirement, or any policy adopted by the Company from time to time, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or policy as in effect from time to time.
21.Disclosures.
Nothing in this Agreement shall be construed to restrict the Employee’s ability to make a confidential disclosure of any trade secret or other confidential information, without notice to or approval by the Company, to a government official or an attorney for the sole purpose of reporting or assisting in the investigation of a suspected violation of law and the Employee shall not be held liable under this Agreement or under any federal or state trade secret law for any such disclosure.
22.Foreign Jurisdictions. This Agreement shall be construed, interpreted and applied in such a manner as shall be necessary to comply with any legal or regulatory requirements of any non-United States jurisdiction to which the Employee is or becomes subject. The Company hereby delegates to each of the officers of the Company the authority for the interpretation of such matters, whose interpretations shall be final, binding and conclusive on the Employee and all individuals claiming any rights or benefits hereunder. The following provisions shall also apply only with respect to non-U.S. employees:
(a)    The Employee shall have no rights under any employment agreement (or any alleged breach of it), whether on termination of his or her employment (whether lawfully or in breach) or otherwise, to any damages for breach of contract in respect of the loss of any benefits or any rights (including the grant or vesting of any share options or equity incentives) that he or she may have received had he or she continued to have been employed.
(b)    By executing this Agreement, the Employee also agrees to, and shall be deemed to have provided to the Company, the data protection and monitoring acknowledgement set forth in Schedule 1 attached hereto.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

Date: [Acceptance Date]	EMPLOYEE: [Participant Name]

[Signature]

UNUM GROUP

By:
[Signature]
[Name]
[Title]

SCHEDULE 1 (FOR NON-U.S. EMPLOYEES)
Data Protection and Monitoring Acknowledgement
To: Unum Group (the “Company”)
I hereby acknowledge having been informed that the Company and Affiliates may hold and process information about me for legal, personnel, administrative and management purposes and, in particular, collecting and processing: (a) contact information to create and maintain my employee records, grant me access to internal systems, manage an internal employee directory, and communicate with me for business purposes or emergencies; (b) national identification information to ensure my eligibility to work; (c) information about the duration of sick leave to monitor sick leave and sick pay, to administer benefits and take decisions as to my fitness to work or the need for adjustments in the workplace; (d) performance and job-related information, qualifications, and professional memberships to administer performance reviews, benefits and other awards, staff restructuring, conflict of interest reporting, as well as assess my personal and professional development; (e) disciplinary, capability, and conduct information required to carry out disciplinary and grievance procedures, internal investigations and considering reports (which may be submitted anonymously) under any whistle-blowing procedure; (f) any information relating to criminal proceedings in which I have been involved to determine my suitability for certain jobs; and (g) financial, salary, and benefits information for the payment of wages and other benefits; (h) biometric information to monitor and record my hours of work where permitted by law; and (i) beneficiaries, dependents, and emergency contact information to administer benefits and contact the designated contacts in the case of emergency (my “Personal Data”).
I understand that, notwithstanding anything to the contrary herein, Company may process my Personal Data without my consent under certain lawful bases, including when processing is necessary for the performance of a contract to which I am a party; when processing is necessary for compliance with a legal requirement; or when processing is necessary to protect vital interests.
I agree that the Company may make my Personal Data available to Affiliates, those who provide products or services to the Company and Affiliates (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organizations, current or potential investors and potential purchasers of the Company or the business in which I work. I agree that the Company may use and make my Personal Data available to third parties to comply with obligations to third parties; establish or defend legal claims or allegations; and detect security incidents, protect against malicious deceptive, fraudulent, or illegal activity.
I understand that my Personal Data may be transferred to any Affiliate established outside the European Economic Area, and in particular to the United States. I acknowledge that these countries may not have laws in place to adequately protect my privacy, but that a Data Transfer Agreement which utilized EU Model Clauses has been implemented with such Affiliates.
I understand that all communications (whether by telephone, email or any other means) which are transmitted, undertaken or received using Company property or on Company premises will be treated by the Company as work related and are subject to occasional interception, recording and monitoring without further notice. I do not regard any such communications as private and I consent to such interception, recording and monitoring.
Interception, recording and monitoring of communications is intended to protect the Company’s business interests (for example, but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements). I acknowledge that intercepted communications may be used as evidence in any disciplinary or legal proceedings.
I understand that I have the right to withdraw my agreement to the collection and processing of my Personal Data. If I would like to withdraw my agreement, I can contact the Privacy Office at privacy@unum.com or 1-877-684-1241.
I have read, understood and agreed to the above of my own free will.